Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:    Tim Wesley at (412) 825-1543

Wabtec Completes Acquisition of Assets Of Rütgers Rail,

A Leading European Rail Equipment Supplier

WILMERDING, Pa., Feb. 2, 2005 — Wabtec Corporation (NYSE: WAB) today announced that it has completed the acquisition of the assets of Rütgers Rail S.p.A. from Rütgers AG for $36 million in cash. Based in Italy, Rütgers Rail is a leading manufacturer of brake shoes, disc pads and interior trim components in Europe.

Wabtec has renamed the Rütgers Rail assets as follows: CoFren S.r.l. (Italy), FrenTec S.A. (France) and CosRail GmbH (Germany). Wabtec expects these subsidiaries to generate combined revenues of about $45 million in 2005, and it expects them to be accretive immediately.

“With this acquisition, we expect Wabtec’s sales outside of North America to be about 25 percent of our total sales, compared to about 5 percent when we went public 10 years ago,” said William E. Kassling, chairman, president and chief executive officer of Wabtec. “This represents a type of acquisition we will continue to pursue: a business with strong market share in products that we know, a substantial portion of aftermarket sales to provide long-term stability, the opportunity for cross-selling and operational synergies, geographic expansion to offset the impact of the North American freight rail cycle, and accretive to earnings in the first year.”

In December 2004, Wabtec said it expected to have 2005 revenues of about $900 million and earnings per diluted share of about $1. This guidance includes the Rütgers Rail acquisition, as well as expenses for actions Wabtec is taking to improve future profitability.

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles.

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